UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2009

FIRST NIAGARA FINANCIAL GROUP, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-23975	42-1556195
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6950 South Transit Road, P.O. Box 514, Lockport, NY	14095-0514
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (716) 625-7500

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 26, 2009, First Niagara Financial Group, Inc. (“First Niagara”), the holding company for First Niagara Bank, and Harleysville National Corporation (“Harleysville”), the holding company for Harleysville National Bank, announced that they had entered into a definitive Merger Agreement under which Harleysville will merge into First Niagara in a transaction valued at approximately $237 million.

Under the terms of the Merger Agreement, stockholders of Harleysville will receive 0.474 shares of First Niagara stock for each share of common stock they own. The Merger Agreement establishes loan delinquency thresholds and provides for a reduction in the price paid by First Niagara to Harleysville shareholders in the event of specified increases in Harleysville’s loan delinquencies prior to closing. It is expected that the acquisition will be completed in the first quarter of 2010.

A copy of the Merger Agreement dated as of July 26, 2009 is included as exhibit 2.1 to this report.

A copy of the press release is included as exhibit 99.1 to this report.

Item 7.01. Regulation FD Disclosure.

An investor presentation on July 27, 2009, describing the merger is attached as Exhibit 99.2 to this report and is being furnished to the SEC and shall not be deemed “filed” for any purpose.

Item 9.01. Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and between First Niagara Financial Group, Inc. and Harleysville National Corporation, dated July 26, 2009

99.1	Press release dated July 27, 2009

99.2	Investor Presentation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FIRST NIAGARA FINANCIAL GROUP, INC.

DATE: July 27, 2009	By:	/s/ Michael W. Harrington
Michael W. Harrington Chief Financial Officer (Duly authorized representative)

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and between First Niagara Financial Group, Inc. and Harleysville National Corporation, dated July 26, 2009

99.1	Press release dated July 27, 2009

99.2	Investor Presentation